Exhibit 21

FRANKLIN COVEY CO. SUBSIDIARIES

Domestic:
Franklin Covey Printing, Inc. (a Utah corporation)
Franklin Development Corporation  (a Utah corporation)/
Franklin Covey Travel, Inc.  (a Utah corporation)
Franklin Covey Catalog Sales, Inc. (a Utah corporation)
Franklin Covey Client Sales, Inc. (a Utah corporation)
Franklin Covey Product Sales, Inc. (a Utah corporation)

International:
Franklin Covey Canada, Ltd.  (a Canada corporation)
Franklin Covey Europe, Ltd. (England, Wales)
Franklin Covey Proprietary Limited (Queensland Australia)
Franklin Covey Japan Co. Ltd. (Japan)

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